Exhibit 10.03

FIRST AMENDMENT TO

PILGRIM’S PRIDE CORPORATION

2005 DEFERRED COMPENSATION PLAN TRUST

AMENDED AND RESTATED

EFFECTIVE AS OF JANUARY 1, 2006

Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”) has adopted a non-qualified deferred compensation plan known as the 2005 Pilgrim’s Pride Corporation Deferred Compensation Plan, which was subsequently amended and restated effective as of January 1, 2006 (the “Plan”). Section 8.4 of the Plan authorizes the Board of Directors of the Company to amend the Plan.

The Company has decided to amend the Plan to reflect additional guidance under the Section 409A of the Internal Revenue Code to decouple deferral elections and Company matching contributions under the Plan from the Company’s tax-qualified Retirement Savings Plan. These changes are effective January 1, 2007.

1. Effective January 1, 2007, Section 1.1(k) is amended to read as follows in its entirety:

(k) “Company Contribution Amount” shall mean the amount of the Company’s or a Participating Company’s discretionary matching contribution, if any, for a Participant and any other nonelective contributions allocable to a Participant that are made by the Company or a Participating Company.

2. Effective January 1, 2007, Section 1.1(m) is amended to read as follows in its entirety:

(m) “Deferral Account” shall mean the bookkeeping account maintained by the Administrative Committee for each Participant that is credited with amounts equal to (i) the portion of the Participant’s Compensation that he or she elects to defer pursuant to Section 3.1 and (ii) earnings and losses pursuant to Section 4.1.

The Company has caused this First Amendment to be executed effective as of January 1, 2007.

Pilgrim’s Pride Corporation

Date: November 29, 2006	By:	/s/ Richard A. Cogdill
	Title:	Executive Vice President, Chief Financial
Officer, Secretary and Treasurer